Exhibit 10.2

SUPPLY AGREEMENT

This Supply Agreement (“Supply Agreement”) is effective as of September 20, 2012 (“Effective Date”) by and between SIEMENS HEALTHCARE DIAGNOSTICS INC. (“Siemens”), having a place of business at 511 Benedict Avenue, Tarrytown, NY 10591, USA, and UNIVERSAL BIOSENSORS PTY LTD., a company incorporated in Victoria, Australia (“UBI”), having an address at 1 Corporate Avenue, Rowville, Victoria 3178, Australia.

WHEREAS, UBI is engaged in the business of researching, developing, manufacturing and selling medical devices and materials and components suitable for use in medical devices;

WHEREAS, UBI and Siemens have engaged in joint development efforts, pursuant to that certain Collaboration Agreement, effective as of September 9, 2011, as amended (“Collaboration Agreement”), to develop the Products (as defined herein) for exclusive sale by Siemens worldwide in the Field; and

WHEREAS, Siemens and UBI wish to establish terms and conditions for Siemens’ purchase of Products from UBI for sale by Siemens worldwide in the Field.

Now, therefore, in consideration of the above premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1. DEFINITIONS.

All capitalized terms in this Supply Agreement that are not expressly defined herein are to be interpreted as they are defined in the Collaboration Agreement. For purposes of this Supply Agreement:

1.1*[REDACTED].

1.2 “Associated Materials” shall have the meaning provided in Section 1.17.

1.3 “Business Day” shall mean a day other than a Saturday, Sunday or any day on which commercial banks located in Rowville, Victoria, Australia, and/or Tarrytown, New York, USA, are authorized or obligated by law to be closed.

1.4 “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent of the voting stock or other ownership interest of a corporation or other business entity, or the power to elect at least fifty (50%) percent of the directors or trustees of a corporation or other business entity, or such other relationship which in fact constitutes actual control.

1.5 “Change Order” shall mean a document which records or authorizes a Major Change, including identification of what needs to be changed, the reason(s) for such change, a description and drawings of the change, a list of documents and departments affected by the change, formal approval of the change, and instruction regarding the timing of implementation of the change.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.6 “CRM” shall have the meaning provided in Section 3.13.

1.7 “Delivery” shall mean delivery FCA (Incoterms 2010) UBI’s facility in Rowville, Victoria, Australia.

1.8 “Delivery Date” shall mean the date on which a shipment of Product(s) ordered by Siemens is to be available to Siemens or its designee at UBI’s loading dock and ready for shipment.

1.9*[REDACTED] shall have the meaning provided in Section 3.6.

1.10*[REDACTED] shall have the meaning provided in Section 3.6.

1.11*[REDACTED] shall mean the occurrence of any of the following:

(a) UBI files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged insolvent or bankrupt, and UBI (i) fails to assume this Supply Agreement in any such bankruptcy proceeding within 30 days after filing or (ii) assumes and assigns this Supply Agreement to a Third Party;

(b) UBI is placed in a process of complete liquidation;

(c) an administrator, trustee or receiver is appointed for any substantial portion of UBI’s business and such administrator, trustee or receiver is not discharged within 60 days after appointment;

(d) any case or proceeding shall have been commenced or other action taken against UBI in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction and is not dismissed or converted into a voluntary proceeding governed by clause (a) above within 60 days after filing;

(e) UBI loses all or a fundamental part of its test-strip manufacturing capabilities as a result of a Force Majeure event and either: (i) *[REDACTED]; or (ii) *[REDACTED];

(f) *[REDACTED];

(g) Siemens terminates this Agreement for UBI’s uncured material breach in accordance with Section 8.3(b); or

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(h) *[REDACTED];

1.12 “Failure to Supply” shall mean, on a Product-by-Product basis, with respect to a particular Product:

(a) during the *[REDACTED] period beginning on the first day of the Initial Shipment Month of such Product, *[REDACTED] in which UBI (i) fails to deliver to Siemens at least *[REDACTED]% of the quantity of such Product requested by Siemens under accepted Purchase Orders for Product to be delivered in *[REDACTED], or (ii) is more than *[REDACTED] late in delivering the quantity of such Product ordered by Siemens in *[REDACTED]; or

(b) after such *[REDACTED] period, one month in which UBI (i) fails to deliver to Siemens at least *[REDACTED]% of the quantity of such Product requested by Siemens under accepted Purchase Orders for that Product to be delivered in *[REDACTED], or (ii) is more than *[REDACTED] late in delivering the quantity of such Product ordered by Siemens in *[REDACTED], until the volume of such Product supplied to Siemens in *[REDACTED] exceeds *[REDACTED] after which event “Failure to Supply” shall mean *[REDACTED] in which UBI (i) fails to deliver to Siemens at least *[REDACTED]% of the quantity of such Product requested by Siemens under accepted Purchase Orders for such Product to be delivered in *[REDACTED], or (ii) is more than *[REDACTED] late in delivering the quantity of such Product ordered by Siemens in *[REDACTED];

in each case to the extent such Purchase Order is submitted by Siemens with sufficient lead-time as set forth in Section 4.1, is consistent with Siemens’ forecasts, and does not exceed UBI’s supply commitment; and except, in each case, to the extent such failure or delay is caused by Force Majeure or by Siemens’ failure or delay in delivering any applicable HHS-Supplied Materials conforming to the HHS Warranty in sufficient quantity necessary to produce the quantity of such Product ordered.

1.13 “Force Majeure” shall have the meaning provided in Article 6.

1.14 “HHS Invention” shall mean any invention, portion of an invention, improvement or other development (whether or not protected, patentable and/or copyrightable or capable of being protected in any other way) made by *[REDACTED]; provided, however, that “HHS Inventions” shall exclude any invention, portion of an invention, improvement or other development (whether or not protected, patentable and/or copyrightable or capable of being protected in any other way) made by *[REDACTED] (each, a “Test Strip Invention”). By way of example only, *[REDACTED]. Test Strip Inventions shall be deemed to constitute *[REDACTED] for all purposes under the Collaboration Agreement, and the respective provisions of the Collaboration Agreement relating to *[REDACTED] are incorporated by reference herein and shall apply to the Test Strip Inventions, including Proprietary Rights therein.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.15 “HHS Letter” shall mean that certain letter agreement among Siemens, Siemens GmbH and UBI, dated as of the Effective Date.

1.16 “HHS-Supplied Materials” shall mean, with respect to a particular Product, any *[REDACTED] (as applicable) that, in each case, is, or is to be, supplied by Siemens or Siemens GmbH for use in the manufacture of such Product.

1.17 “HHS Technology” shall mean: (i) *[REDACTED]; (ii) any associated proprietary materials that Siemens GmbH (either directly or through Siemens or another Siemens Affiliate) provides or has provided to UBI, including, without limitation, *[REDACTED]; (iii) all current or future information and know-how (such as, by way of example only and without limitation, copyrightable material, trade secrets, techniques, algorithms, software, source code, designs, drawings, blueprints, materials, parts lists, listing of ingredients, specifications, test data, charts and graphs, manufacturing procedures, operation sheets, bills of material, and vendor lists) that, in each case, (A) *[REDACTED], (B) are or were disclosed or provided to UBI by Siemens GmbH (either directly or through Siemens or another Siemens Affiliate) pursuant to this Supply Agreement, the Collaboration Agreement or the MTA, and (C) constitute Confidential Information of Siemens or of Siemens GmbH for purposes of Article 9 of this Supply Agreement *[REDACTED]; and (iv) all Proprietary Rights in the items described in the preceding clauses (i), (ii) and (iii).

1.18 “HHS Warranty” shall have the meaning provided in Section 5.5.

1.19 “Initial Shipment Month” shall have the meaning provided in Section 4.5(a).

1.20 “Major Change” shall mean, with respect to a particular Product:

(a) a change to the validated manufacturing process for such Product *[REDACTED] that, in each case, would: (i) require revalidation of the manufacturing process; (ii) affect the Regulatory Approvals for such Product (e.g., by necessitating an amendment thereto or requiring Siemens to seek new Regulatory Approvals); or (iii) impact Product quality; or

(b) an amendment to the Specifications.

1.21 “Manufacturing Know-How” shall mean, with respect to a particular Product, all proprietary information and know-how that is necessary to make such Product, whether in the possession of UBI or Third Parties involved in the supply of raw materials or tooling (except, in the case of Third Party proprietary information and know-how, to the extent UBI does not have the right to access the same and/or to provide the same to Siemens), including but not limited to those items identified in Exhibit A, and all regulatory documents (other than regulatory documents and approvals held by Siemens), manufacturing documentation, process sheets, Specifications, product, tooling and equipment design documents, bills of materials and other documents as reasonably requested; but excluding, in each case, HHS Technology, HHS Inventions, and Proprietary Rights in HHS Inventions.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.22 “Materials” shall mean the raw materials and components necessary to manufacture a Product, excluding HHS-Supplied Materials.

1.23 “MTA” shall mean that certain Material Transfer Agreement between UBI and Siemens GmbH, dated January 15, 2011, as amended.

1.24 “Persistent Supply Failure” shall mean:

(a) during the *[REDACTED] period beginning on the first day of the Initial Shipment Month of a Product (the “New Product Phase”), either: (i) *[REDACTED] Failures to Supply said Product; or (ii) *[REDACTED] Failures to Supply said Product in any period of *[REDACTED]; and

(b) after expiration of the period specified in the preceding paragraph (a): (i) *[REDACTED] Failures to Supply any Product that is beyond the New Product Phase in any period of *[REDACTED]; or (ii) *[REDACTED] Recall incidents in any period of *[REDACTED] resulting from any Product that is beyond the New Product Phase supplied by UBI that does not conform to the Product Warranty (other than as a result of failure of any HHS-Supplied Material delivered to UBI that does not conform to the HHS Warranty);

except, in each case, in the event that a remedial action plan to address the issue pursuant to Section 3.15 has been approved and UBI is complying with such remedial action plan.

For purposes of the foregoing, *[REDACTED]. In addition, *[REDACTED] for purposes of Section 1.24(b).

1.25 “Process Validation” shall mean validation of the final manufacturing processes to be used for the initial shipment of each Product hereunder in accordance with the terms of the Collaboration Agreement.

1.26 “Product” shall mean any of the following:

(a) the test strip developed pursuant to the Collaboration Agreement for measuring Prothrombin Time and International Normalized Ratio (PT/INR) that uses rTF (“PT/INR Product”);

(b) the test strip developed pursuant to the Collaboration Agreement for measuring *[REDACTED]; and

(c) the test strip developed pursuant to the Collaboration Agreement for measuring *[REDACTED].

1.27 “Product Warranty” shall have the meaning provided in Section 5.1.

1.28 *[REDACTED].

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.29 “Purchase Order” shall mean a written purchase order for Product(s) issued by the Siemens purchasing department or by the purchasing department of Siemens’ designee to UBI, which specifies the quantity of each Product ordered and the desired Delivery Date(s) for such Product(s). A Purchase Order submitted by Siemens shall be deemed to be “accepted” as expressly set forth in Section 4.1(b).

1.30 “Quality Assurance Agreement” or “QAA” shall mean that Quality Assurance Agreement by and between Siemens and UBI and effective as of the Effective Date in connection herewith, substantially in the form attached hereto as Exhibit C.

1.31 “Regulatory Approval” shall mean any registration submission or regulatory approval for a Product held by Siemens, its Affiliate or its Third Party designee.

1.32 *[REDACTED].

1.33 “SOPs” shall mean UBI’s standard operating procedures for the manufacture and release of test strips, as in effect from time to time.

1.34 “Siemens GmbH” shall mean Siemens’ Affiliate Siemens Healthcare Diagnostics Products GmbH, Emil-von-Behring-Str. 76, 35041 Marburg, Germany.

1.35 “Specifications” shall mean the functional specifications for each Product initially established by mutual written agreement of the parties at the completion of Product development activities for such Product under Articles 2, 3 and 4 of the Collaboration Agreement, subject to amendment from time to time as mutually agreed by the parties in writing.

1.36 “Supply Year” shall have the meaning provided in Section 4.6(a).

1.37 “Term” shall have the meaning provided in Section 8.1.

1.38 “Test Strip Invention” shall have the meaning provided in Section 1.14.

1.39 “Validation” shall have the meaning provided in Section 3.7(a).

1.40 “Warranty Period” shall have the meaning provided in Section 5.1.

2. SCOPE—PURCHASES.

2.1 Scope of Supply Agreement. Unless otherwise agreed by both parties in writing, this Supply Agreement applies to all Purchase Orders which Siemens may place with UBI for any Product after the date of this Supply Agreement and after completion of development activities for such Product under the Collaboration Agreement.

2.2 No Inconsistent or Additional Terms. Unless otherwise agreed by both parties in a separate writing signed by authorized representatives of both parties for a specific transaction, no inconsistent or additional term or condition in any Purchase Order,

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

acknowledgement of Purchase Order or other document delivered by either party to the other party related to any Product ordered or delivered hereunder shall be applicable to a transaction within the scope of this Supply Agreement. Terms set forth in any Purchase Order, acknowledgement thereof, or other document delivered by either party to the other party related to any Product ordered or delivered hereunder that are in addition to, inconsistent with or different from the terms set forth in this Supply Agreement shall be of no effect, and the agreed upon terms of this Supply Agreement shall govern.

2.3 Purchase Obligation. Except as explicitly stated to the contrary in Sections 3.21 and 7.1 and in Article 4 or in the Collaboration Agreement, this Supply Agreement shall impose no obligation on Siemens to purchase any Product from UBI, nor convey to Siemens any right to manufacture or have manufactured any Product. Except as provided in Sections 3.21 and 7.1 or in the Collaboration Agreement, should Siemens desire to purchase any Product, UBI shall sell exclusively to Siemens, and Siemens shall purchase exclusively from UBI, the quantities of such Product contained in Siemens’ Purchase Orders which will be issued from time to time during the Term, subject to the terms and conditions of this Supply Agreement; provided, however, that Siemens acknowledges that UBI retains the right, subject to the terms and conditions of the Collaboration Agreement:

(a) to make, have made, use, sell, have sold, offer for sale, and import PT/INR *[REDACTED] test strips solely in Field 2 and/or outside of the Field that (i) *[REDACTED] and (ii) *[REDACTED]; and

(b) to grant any UBI Affiliate or Third Party a license to engage in any of the activities described in the preceding subparagraph (a).

3. AGREEMENT TO MANUFACTURE; MANUFACTURING RESPONSIBILITIES.

3.1 Siemens-Authorized Supplier. A pre-condition of this Supply Agreement is that UBI must become a Siemens-authorized supplier, which means meeting and maintaining specific quality, supplier, manufacturing and service standards required of all Siemens suppliers as outlined in the QAA, attached as Exhibit C and Siemens’ “Click-4-Suppliers” tool. In the event of any conflict between the terms of this Supply Agreement and the terms of the QAA, the terms of this Supply Agreement shall prevail.

3.2 Specifications; Labeling.

(a) UBI will manufacture each Product to the applicable Specifications using the manufacturing processes as they exist as of Process Validation for such Product, with such subsequent changes thereto as may be made in compliance with Section 3.7 hereof (the “Process”). UBI also agrees to comply with the QAA. Prior to commencing manufacture of each Product, the Parties shall review and mutually approve the final manufacturing process to be used for the initial shipment of that Product hereunder.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) UBI shall be responsible for calibration of each lot of Product using the calibration process forming part of the Process. Calibration parameters for each lot will be converted by UBI into a barcode that is incorporated into vial labeling and provided with the lot along with the batch release certificate and/or sent to Siemens electronically. Calibration will be conducted by UBI at UBI’s sole expense in accordance with the process set forth in Exhibit G.

(c) UBI shall be responsible for labeling and packaging Products and shall supply Products to Siemens in final packaging ready to be shipped to customer. UBI will supply Product in sealed vials, each containing 25 strips, packed in cartons. UBI shall be responsible for labeling the strips, vials, and cartons (including strip and vial barcodes and printed cartons) and packaging vials into cartons with instructions for use and any other inserts agreed between the parties. The cartons shall be packed in appropriate shipping containers in accordance with Section 4.8 hereunder. All labeling and packaging of each Product shall be done by UBI in accordance with the packaging and labeling specifications for such Product established by mutual written agreement of the parties at the completion of development activities for such Product under Articles 2, 3 and 4 of the Collaboration Agreement, subject to amendment from time to time as mutually agreed by the parties in writing.

(d) To assist UBI with establishing a vial labeling and packaging capability in Rowville, Siemens shall, by October 30, 2012:

(i) *[REDACTED]; and

(ii) *[REDACTED].

UBI shall be solely responsible for *[REDACTED]. Personal injury or property loss arising from the *[REDACTED]. Upon expiration or termination of this Agreement, UBI shall *[REDACTED].

3.3 Batch Release. UBI will provide to Siemens, or to an agreed upon notified body for products designated as Annex II by Directive 98/79/EC, copies of batch release documents, in English, for the initial shipment of each Product manufactured hereunder, or samples from such initial batch(es) to be tested by the notified body if required under the CE mark, prior to releasing the first shipment of each Product to Siemens hereunder.

3.4 Regulatory Matters. Siemens shall be solely responsible for obtaining and maintaining all regulatory approvals required for marketing, sale and distribution of Products in all countries in which Siemens engages in such activities. UBI shall provide Siemens all reasonable and necessary documentary and advisory assistance to Siemens in its efforts to obtain and maintain such regulatory approvals at no charge.

3.5 Siemens Raw Material. Siemens will supply, directly or through an Affiliate, HHS-Supplied Materials to UBI for UBI to use exclusively in the development (pursuant to the Collaboration Agreement) and manufacture of Products for Siemens hereunder. UBI shall give Siemens a *[REDACTED] lead time to supply HHS-Supplied Materials. *[REDACTED].

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

UBI shall use HHS-Supplied Materials only for the development and production of Products, unless Siemens specifically and previously authorizes UBI in writing that a different source of these materials may be used in the manufacture of Products for Siemens. UBI shall not use HHS-Supplied Materials for any purposes other than the development and production of Products for Siemens. No other rights, by implication, estoppel or otherwise, are granted under the HHS Technology to UBI under this Supply Agreement or the Collaboration Agreement. The HHS Technology shall remain the exclusive property of Siemens GmbH. *[REDACTED]. UBI shall not transfer, disclose or otherwise make available the HHS Technology or parts of it or any HHS Invention to any Third Party without the prior express written consent of Siemens GmbH. *[REDACTED]. Notwithstanding anything to the contrary in this Supply Agreement or in the Collaboration Agreement, HHS Inventions (including all Proprietary Rights therein) shall be deemed to constitute *[REDACTED] for all purposes under the Collaboration Agreement, and the respective provisions in the Collaboration Agreement relating to *[REDACTED] are incorporated by reference herein and shall apply to HHS Inventions. Without limiting the generality of the foregoing, *[REDACTED]. Upon termination or expiration of this Supply Agreement, UBI shall promptly cease using the HHS Technology and HHS Inventions, and any and all Proprietary Rights in such HHS Inventions, and shall return to Siemens or, upon Siemens’ written request, destroy any remaining HHS-Supplied Materials in UBI’s possession.

The respective rights and obligations of Siemens, Siemens GmbH and UBI with respect to inventions and improvements arising from UBI’s use of HHS Technology, whether before or after the Effective Date, including all Proprietary Rights therein, are exclusively those set forth in this Supply Agreement (including, without limitation, the provisions of the Collaboration Agreement that are incorporated by reference in this Supply Agreement) and the HHS Letter.

3.6 *[REDACTED]

(a) *[REDACTED]

(b) *[REDACTED]

(c) *[REDACTED]. Upon *[REDACTED], Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement. All Manufacturing Know-How shall be deemed the Confidential Information of UBI, and shall be deemed to have been disclosed to Siemens by UBI (and not by a Third Party), for purposes of Article 9 of this Supply Agreement.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.7 Changes to Manufacturing or Product Design.

(a) Major Changes. Subject to Section 3.7(c) below, after Process Validation or approval of the Specifications for the initial shipment of each Product hereunder in accordance with the terms of the Collaboration Agreement, as applicable (individually and collectively, “Validation”), no Major Change shall be made except upon mutual written agreement of the parties. Either party may propose a Major Change by delivering a Change Order with respect thereto to the other party, and the parties shall promptly discuss such proposed Major Change in good faith, giving reasonable consideration to the proposing party’s reasons for proposing the Major Change and, if applicable, the other party’s reasons for objecting to such Major Change. A Change Order with all Siemens and UBI signature boxes approved is the only recognized authorization of a Major Change. UBI shall involve and cooperate with Siemens manufacturing and quality personnel in implementing any approved Major Change. The parties shall negotiate in good faith as to *[REDACTED]; provided, however, that *[REDACTED]. The parties acknowledge that a Major Change may *[REDACTED]. Subject to the foregoing, neither party shall unreasonably withhold its approval of any Major Change.

(b) Other Changes. After Validation, in addition to the requirements for Major Changes set forth in Section 3.7(a), and subject to Section 3.7(c) below, UBI agrees not to make any other change of any Product manufacturing facility (other than manufacturing location changes, which shall be governed by Section 3.7(c)) or Third Party supplier, component, or raw material which differs from those processes, facilities, suppliers, components or materials being used or contemplated for use to produce Products at the time of Validation (“Other Changes”), without Siemens’ prior written approval, not to be unreasonably withheld or delayed. Without limiting the generality of the foregoing, after Validation, Siemens’ prior written approval (not to be unreasonably withheld or delayed) will be required for UBI to (i) *[REDACTED], and (ii) *[REDACTED]. However, the parties acknowledge that requiring Siemens’ prior written approval for each individual Other Change, regardless of its significance or insignificance, is inefficient and could result in Failures to Supply. Accordingly, no later than initiation of production of the initial shipment of each Product hereunder, the parties shall use commercially reasonable efforts to identify and in good faith reach mutual written agreement regarding specific Other Changes, or categories thereof, that may be made without Siemens’ prior written approval but with written notice to Siemens (“Non-Major Changes”), including (i) *[REDACTED], (ii) *[REDACTED], and (iii) *[REDACTED].

(c) Manufacturing Location Changes.

(i) Should UBI decide that it wishes to change the location of its Product manufacturing facilities, UBI shall provide Siemens with as much prior written notice thereof as practicable, and, at Siemens’ request, the parties shall discuss in good faith UBI’s reasons for such location change and the potential impact of such location change. Siemens acknowledges that UBI has the right to change the location of its Product manufacturing facilities without Siemens’ approval; provided, however, that (A) under no circumstances may UBI change the location of its Product manufacturing facilities to a country that is subject to embargoes, sanctions or similar trade restrictions imposed by foreign governments that would

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

prohibit or restrict Siemens from importing Products manufactured in such country or from selling Products imported from such country, and (B) UBI shall involve and cooperate with Siemens manufacturing and quality personnel in implementing such change in location of UBI’s Product manufacturing facilities.

(ii) *[REDACTED]

(iii) If UBI chooses to change the location of its Product manufacturing facilities, *[REDACTED]:

(1) *[REDACTED];

(2) *[REDACTED]; or

(3) *[REDACTED].

(iv) *[REDACTED].

(v) In the event of any such manufacturing location change, Siemens shall have the right to inspect the new site to verify that UBI has replicated the manufacturing process for all process-critical functions.

(vi) Notwithstanding the foregoing provisions of this Section 3.7(c), *[REDACTED].

(d) Manufacturing Readiness.

(i) During the validation phase and before M290 of Siemens’ product development process for each Product, UBI will provide a manufacturing validation and readiness report in a format acceptable to Siemens.

(ii) Before commencing manufacturing of each Product, the parties shall conduct a joint manufacturing readiness review at UBI’s Product manufacturing facility. During such review, the parties shall review all documents and information necessary for UBI to deliver such Product conforming to its Specifications.

3.8 Testing. UBI shall test, or have a Third Party test, Product in accordance with SOPs. As of the Effective Date, the parties do not anticipate that Siemens will supply any test equipment to UBI, or have UBI design and fabricate any test equipment that, in each case, is to be used for testing Product. However, if Siemens does supply any such test equipment to UBI, or have UBI design and fabricate any such test equipment, the requirements and schedule for maintaining and calibrating such equipment, and responsibility for the costs thereof, shall be mutually agreed by the parties in writing. UBI shall modify such test equipment as any Change Order may require or as mutually agreed upon process changes require. Siemens and UBI shall mutually agree how UBI shall be compensated for making such modification.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.9 Traceability. UBI agrees that the Material content of each Product delivered to Siemens will have clear traceability to the original Material manufacturer, except in the case of common laboratory reagents and other chemicals. UBI shall not *[REDACTED], without the prior written approval of Siemens.

3.10 Retention Samples and Lot Numbers. UBI will hold reference and/or retention samples from each batch of Product and from each delivery of a batch of starting material (other than solvents, gases or water used in the manufacturing process) for each lot of Product manufactured under this Supply Agreement in accordance with UBI’s Quality Management System. UBI shall also assign lot numbers to Product manufactured hereunder in accordance with UBI’s Quality Management System.

3.11 Material Purchases and Supply Chain Management. UBI is responsible for planning, purchasing, quality assurance and payment for all Materials in accordance with this Supply Agreement, including the QAA. UBI agrees to take primary responsibility to resolve all material, technical and quality issues related to its suppliers of Materials and to use commercially reasonable efforts to resolve these issues in a timely manner and in accordance with this Supply Agreement. UBI shall use commercially reasonable efforts to manage component obsolescence to prevent disruption of supply. UBI shall promptly notify Siemens of any anticipated material or component shortages. Siemens acknowledges that, in ordering Materials, UBI will rely on the binding portions of the forecasts submitted pursuant to Section 4.5(a) and on Purchase Orders submitted by Siemens and accepted by UBI under Section 4.1.

3.12 Inventory Requirements. UBI will maintain sufficient supply of Products in work-in-process and/or finished goods inventory and of raw material inventory, based on Siemens’ Purchase Orders and forecasts, to support UBI’s commitments set forth in Section 4.5(a) and the service obligations set forth in Section 4.13 and a unit forecast and commitment provision.

3.13 Supply of Critical Raw Materials. Critical Raw Materials (“CRM”) are irreplaceable Materials necessary to manufacture a Product. The CRM shall be stored in controlled conditions at UBI in accordance with SOPs. Prior to the date at which validation of the final manufacturing process for a Product is achieved, UBI and Siemens shall mutually agree in good faith to a list of CRMs *[REDACTED], and UBI agrees to *[REDACTED]. Once the list of CRMs and *[REDACTED] is mutually agreed by the parties, if Siemens *[REDACTED]. Once a plan is agreed to and implemented by Siemens and UBI, UBI will *[REDACTED]. If the *[REDACTED], at such time as Siemens (or its Affiliate or Third Party designee) assumes sole responsibility for the manufacture of Product pursuant to Section 3.21, or in the event of Persistent Supply Failure, then, in each case, UBI shall make such safety stock available to Siemens as required to produce Product, subject to reimbursement by Siemens to UBI of the cost of such safety stock plus shipping costs.

3.14 Disaster Recovery Plan; Risk Management Plan. Within 30 days after validation of the final manufacturing process to be used for the initial batch of a Product hereunder, UBI shall make available to Siemens for review a disaster recovery/contingency

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

manufacturing plan and a risk management plan to support Siemens’ Product requirements in the event of a Force Majeure event. Siemens may propose commercially reasonable changes to such plans, and UBI shall consider in good faith incorporating such proposed changes.

3.15 Supply Interruption. UBI shall pursue commercially reasonable efforts to manufacture and supply each Product and, under a Failure to Supply condition, to take all commercially reasonable steps to mitigate interruption of supply of such Product to Siemens, and Siemens shall provide reasonable cooperation and consultation to UBI in connection therewith. Without limiting the generality of the foregoing:

(a) If *[REDACTED] and at either party’s request, UBI and Siemens shall promptly (and in any event within 30 days after the *[REDACTED]) convene a meeting of their respective quality and other representatives to discuss the causes of such Failures to Supply and potential steps to be taken to address the causes of such Failures of Supply or otherwise to reduce the risk of future Failures to Supply.

(b) Subject to Section 3.15(c):

(i) if at any time UBI anticipates a future condition or event which for any reason (including an end of life condition for any Product material) is likely to result in a Failure To Supply situation or prevent the timely supply of Product in accordance with this Supply Agreement, UBI shall give written notice to Siemens promptly after UBI first anticipates such future condition or event and as far in advance of the anticipated occurrence thereof as practicable; and

(ii) if at any time UBI experiences a condition or event which for any reason (including an end of life condition for any Product material) is likely to result in a Failure To Supply situation or prevent the timely supply of Product in accordance with this Supply Agreement, UBI shall give written notice to Siemens of the occurrence of such condition or event *[REDACTED] as promptly as practicable, after the occurrence thereof.

In either case, UBI will promptly advise Siemens of the nature and probable duration of such condition or event and the nature, timing and anticipated effect of remedial actions being undertaken or planned by UBI to prevent, mitigate, reverse, eliminate and/or otherwise address such condition or event. Siemens shall provide reasonable cooperation and consultation to UBI in connection therewith.

(c) In the case of a Force Majeure event that results or is likely to result in a Failure to Supply situation or other failure to timely supply Products (including, without limitation, in the circumstances described in Section 1.11(e) hereof), UBI shall, as promptly as reasonably practicable under the circumstances, provide written notice of such Force Majeure event to Siemens, including the nature of such event or condition, and, to the extent known to UBI at such time, the probable duration of such event or condition, remedial actions being undertaken, planned or evaluated by UBI, and the timing and anticipated effect of such remedial actions. As promptly as practicable after UBI delivers any such notice, appropriate

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

representatives of the parties (including, but not limited to, their quality representatives) shall consult with each other regarding the foregoing matters in good faith. In addition, except as set forth in Section 3.15(c)(ii) below, as promptly as practicable, and in any event within *[REDACTED] after delivery of such notice, UBI shall deliver to Siemens a plan and timeline for remedial actions to be taken by UBI (a “Remediation Plan”), *[REDACTED].

(i) *[REDACTED].

(ii) *[REDACTED].

(iii) *[REDACTED].

3.16 Code of Conduct and Corporate Responsibility. The provisions of Article 15 and Annex 15.1 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement.

3.17 Supply Chain Security. Siemens supports internationally recognized initiatives to secure the commercial supply chain (e.g., C-TPAT, WCO SAFE Framework of Standards) so as to assure freight and or merchandise is not compromised contrary to law. Therefore, UBI must implement reasonable security control standards to ensure integrity and correctness of merchandise and accompanying commercial documentation relative to Siemens’ transaction. UBI must reasonably address the following disciplines when delivering merchandise to Siemens:

(a) Procedural Security: Procedures should be in place to protect against unmanifested material being introduced into the supply chain.

(b) Physical and Access Security: UBI’s facilities should be safeguarded to resist unlawful entry and protect against outside intrusion. Adequate measures should be considered for positively identifying employees, visitors, and vendors and to prevent unauthorized access to information technology systems.

(c) Education and Training Awareness: A security awareness program should be provided to employees covering cargo integrity, determining and addressing unauthorized access and communication protocols for notifying policing agencies when suspected or known illegal activities are present.

(d) Conveyance Security: UBI should implement reasonable steps to protect against the introduction of unauthorized personnel and material in conveyance (e.g., containers, trucks, drums, etc.) destined to Siemens.

(e) Notification: If as a result of facilitating a shipment to Siemens, UBI suspects a supply chain security breach or concern after the dispatch from its facility, the UBI is obligated to notify Siemens immediately.

3.18 Requirements For Country Of Manufacture Marking And Other Documentation. Siemens shall be solely responsible for any required marking of Product with the country of manufacture, in accordance with U.S. Customs regulations and other applicable laws.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.19 Environmental Protection; Duties to Declare. Should UBI deliver legally permissible products, which are, however, subject to statutorily-imposed substance restrictions and/or information requirements (e.g., REACH, RoHS), UBI shall declare such substances in the web database BOMcheck (www.BOMcheck.net) or in a reasonable format provided by Siemens no later than the date of first delivery of Product. The foregoing shall only apply with respect to laws which are applicable at the registered seat of UBI. Furthermore, UBI shall also declare all substances which are set out in the list of “Siemens Declarable Substances”, attached as Exhibit E, applicable at the time of delivery in the manner described above.

3.20 Supply Chain Logistics. UBI agrees to establish cross functional teams with Siemens to work out logistics and implementation plan for supply chain optimization. Siemens shall be responsible for determining logistics for shipment of Products.

3.21 Rights To Manufacture Product. UBI grants Siemens an option, exercisable as set forth below, to manufacture Products. Siemens may exercise this option: (a) in the event of Persistent Supply Failure with respect to any Product; or (b) at any time after Siemens has purchased an aggregate of *[REDACTED] of Product under this Supply Agreement (for the sake of clarity, *[REDACTED]) (i) for any reason or no reason upon at least 12 months’ notice to UBI, or (ii) in the event that Control of UBI passes to any Listed Company (defined below), effective immediately upon written notice to UBI given no later than 30 days after the first public announcement of such Listed Company’s acquisition of Control of UBI. For purposes of this Section 3.21, “Listed Company” shall mean any of the companies identified in Exhibit F hereto. *[REDACTED].

Should Siemens exercise the option, the parties shall negotiate in good faith a separate written transition agreement setting forth the parties’ respective rights and obligations with respect to Manufacturing Know-How and technology transfer for the Products and Siemens’ reimbursement and payment obligations in connection therewith. UBI will assist Siemens in the transfer of Manufacturing Know-How necessary to enable Siemens to make, sell, have made and have sold, the Products. Siemens will reimburse UBI’s reasonable costs associated with the know-how transfer, and *[REDACTED]. Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to the Products only for so long as such licenses remain in effect, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement.

3.22 *[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4. COMMERCIAL TERMS AND PRICING.

4.1 Purchase Orders. Siemens may order Products by issuing Purchase Orders to UBI at least *[REDACTED] prior to the desired Delivery Date, and UBI shall sell Products to Siemens pursuant to such Purchase Orders, subject, in each case, to the terms of this Supply Agreement.

(a) Purchase Orders may be delivered to UBI by any reasonable means, including, but not limited to, postal delivery, courier delivery, facsimile transmission, and electronic mail, provided that Siemens shall first have confirmed with UBI the applicable mailing address, facsimile number, and/or electronic mail address to which Purchase Orders are to be submitted. Each Purchase Order shall set forth the Siemens facsimile number and/or electronic mail address to which UBI shall direct any questions, confirmations or other communications regarding such Purchase Order contemplated by Sections 4.1, 4.2 and 4.3.

(b) UBI will confirm receipt and acceptance of each Purchase Order submitted by Siemens that meets the conditions specified in this Supply Agreement within five (5) Business Days of receipt. If Siemens wishes to submit a Purchase Order that departs in any respect from the conditions specified in this Agreement (a “Non-Standard Order”) (by way of example only, a Purchase Order for a quantity of a Product that exceeds UBI’s commitments for such Product under Section 4.5(a)), Siemens shall first notify UBI of the details of Siemens’ proposed Non-Standard Order, and the parties shall promptly discuss the same in good faith. Siemens shall not submit any Non-Standard Order unless and until such time as the parties have mutually agreed to the conditions of such Non-Standard Order. UBI is under no obligation to accept any Non-Standard Order.

4.2 Information in Purchase Orders. Purchase Orders issued under this Supply Agreement shall contain the following information:

(a) The quantity of each Product to be shipped.

(b) The then-applicable Supply Price(s) for such Product(s).

(c) The desired Delivery Date, which shall be at least *[REDACTED] after the date such Purchase Order is submitted to UBI.

(d) Purchase Order number.

(e) The Siemens facsimile number and/or email address to which UBI shall direct any questions, confirmations or other communications.

In addition, the parties agree to use reasonable efforts to reference this Supply Agreement in Purchase Orders issued pursuant hereto; however, this Supply Agreement shall apply to any Purchase Order for any Product regardless of whether such reference shall have been placed on the Purchase Order.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.3 Discrepancy in Quantity. Purchase Orders and forecasts for each Product will be expressed in multiples of *[REDACTED]. For PT/INR Product, until such time as the total volume of PT/INR Product purchased by Siemens from UBI exceeds *[REDACTED], each Purchase Order submitted by Siemens for PT/INR Product shall be for a minimum of *[REDACTED]. Within 30 days after validation of the final manufacturing process to be used for the initial shipment of each Product hereunder, UBI shall notify Siemens of the approximate lot size, expressed as a number of strips. Siemens acknowledges that actual lot sizes will vary from run to run and that, while UBI shall use commercially reasonable efforts to ship the quantity of Product ordered by Siemens and will ship at least the quantity of Product ordered by Siemens, the actual number of strips in any lot may exceed the approximate lot size notified by UBI to Siemens as set forth above. For clarity, UBI shall have no obligation to deliver to Siemens, and Siemens shall have no obligation to accept or pay for, any such excess strips. Should UBI be unable to ship at least the quantity of Product ordered, UBI shall so notify Siemens in writing within three (3) Business Days of becoming aware of such discrepancy.

4.4 Purchase Orders Accepted Prior to Expiration or Termination. After this Supply Agreement otherwise terminates or expires, the provisions of this Supply Agreement shall continue to apply to any Purchase Orders issued and accepted during the Term.

4.5 Supply.

(a) Rolling Forecasts. Siemens will provide a rolling twelve-month forecast to UBI by the end of each month. The *[REDACTED] of each forecast shall be a non-cancelable, legally binding commitment on the part of UBI to manufacture and supply, and on the part of Siemens to purchase, the quantity of each Product set forth therein. Unless otherwise mutually agreed by the parties in writing, the *[REDACTED] of each forecast shall be a non-cancelable, legally binding commitment on the part of UBI to manufacture and supply, and on the part of Siemens to purchase, the quantity of each Product set forth therein. The *[REDACTED] of each forecast shall be a non-cancelable, legally binding commitment on the part of UBI to manufacture and supply up to *[REDACTED]% of the quantity of each Product set forth therein, and on the part of Siemens to purchase at least *[REDACTED]% the quantity of each Product set forth therein. The *[REDACTED] of each forecast shall be non-binding on either party. To illustrate:

•	*[REDACTED]

•	*[REDACTED]

•	*[REDACTED]

•	*[REDACTED]

For the month in which Siemens wishes to receive the initial shipment of each Product (“Initial Shipment Month”), Siemens will provide *[REDACTED] before the Initial Shipment Month. The *[REDACTED] forecast will include forecasted volumes for *[REDACTED]. The first of the rolling twelve-month forecasts described above will be submitted by the end of the month preceding the Initial Shipment Month.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) Delivery Times. UBI shall use all commercially reasonable efforts to deliver Product on the Delivery Date set forth in each accepted Purchase Order, subject to Siemens’ compliance with its forecasting obligations and provided that such Delivery Date is at least *[REDACTED] after the date such Purchase Order is submitted to UBI. In the event that UBI believes it will not meet any such specified Delivery Date, UBI shall notify Siemens as soon as reasonably possible of the delay and the reasons therefor and use commercially reasonable efforts to minimize such delay.

4.6 Pricing.

(a) The prices for each Product shall be based on annual volume of such Product ordered (i.e., covered by Purchase Orders) during each Supply Year (defined below) as set forth in Exhibit B, subject to adjustment in accordance with this Section 4.6. For each 12-month period beginning on October 1 (each, a “Supply Year”) during the Term (except in the case of the period from and including the Initial Shipment Month to September 30 of the calendar year in which the Initial Shipment Month occurs (the “Initial Stub Period”)), the price to be charged by UBI for a Product purchased during each calendar quarter of such Supply Year shall be based on *[REDACTED]. For purposes of this Section 4.6(a), Product will be deemed to have been “purchased” upon submission of an invoice for such Product in accordance with Section 4.12. Except as expressly set forth in this Supply Agreement or as otherwise agreed to between the parties, the purchase prices set forth in Exhibit B are firm and fixed and applicable to the Purchase Orders issued by Siemens during the Term. UBI shall pay all taxes, assessments, permits and fees, however designated, associated with the manufacture or sale of the Products which are levied on Product purchased by Siemens hereunder and the Product prices set forth herein are inclusive of such amounts. Siemens shall pay all taxes, assessments, permits and fees, however designated, associated with exporting the Products which are levied on Product purchased by Siemens hereunder, and the Product prices set forth herein are exclusive of such amounts. Product prices are FCA (INCOTERMS 2010) UBI’s facility in Rowville, Victoria, Australia and include labeling and final packaging into vials, cartons, and shipper boxes.

(b) Prices are expressed in US Dollars and all credits, payments and refunds shall be in US Dollars.

(c) Except as expressly set forth herein, Siemens shall bear all costs of storage and insurance of Product released to Siemens hereunder.

4.7 Performance Expectation. Siemens and UBI will conduct quarterly business reviews at a time and date agreed upon by both parties. The purpose of these reviews is to review performance metrics and define projects to propagate continuous improvement of the products and processes covered within this Supply Agreement with long term goals to jointly reduce UBI’s and Siemens’ internal costs during the term. Performance metrics may include:

•	Third Party supplier performance metrics

•	Quality of delivered goods

•	Discrepancies in quantities supplied

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

•	Complaint handling

•	Corrective and preventive action management and status

•	Obsolescence management

•	Changes in materials and processes (made and in progress)

•	In-field issues

Annually, at the business reviews UBI will present to Siemens any process improvement activity undertaken during such year. Siemens will present to UBI marketing achievements, plans and support metrics.

4.8 Packing. UBI shall pack Product using appropriate protective materials and methods intended to maintain their integrity in transit and protect Product from damage when subjected to ISTA standard tests for air, road and sea freight, consistent with SOPs, and suitably label and package Product for export from Australia, in each case, such that no further packaging actions need be taken before such shipment is transported to the exit port and exported from Australia. The parties shall mutually agree on the packing format to be used (e.g., pallets, boxes), taking into consideration, among other things, the quantity of Product being shipped, provided that if the parties agree that Product will be packed on pallets, UBI and Siemens shall determine the correct size pallets for such purpose. UBI shall strive to use minimal packing materials to the extent reasonably possible and shall use commercially reasonable efforts to minimize any negative environmental impact of packing materials. Each shipment of Product delivered to Siemens in accordance with Section 4.9 shall be accompanied by a delivery docket in UBI’s customary form setting forth the total number of cartons in such shipment. Each shipper box of cartons shall be clearly labeled to identify which box of the total number of boxes in the shipment it is, and the number of cartons in each shipper box shall be written on the shipper label. Any loss or damage to a shipment of Product that is solely due to non-compliance with the packing requirements set forth in the first sentence hereof will be borne by UBI.

4.9 Shipment and Delivery. Shipment of Product hereunder shall be made FCA (INCOTERMS 2010) UBI’s facility in Rowville, Victoria, Australia, in accordance with the quantities and Delivery Dates specified in Siemens’ Purchase Orders. Specifically, UBI’s obligation is to deliver each shipment of Product (together with the corresponding delivery docket) to Siemens’ designated carrier at UBI’s facility in Rowville, Victoria, Australia, and Siemens shall be responsible for making all arrangements necessary to take Product from UBI’s facility to Siemens’ desired destination and shall bear all costs and risks thereof. Prior to the initial shipment of Product hereunder, UBI shall have provided Siemens with reasonable details of the appropriate shipping and storage conditions for Product (e.g., regular shipping temperature and the regular storage temperature for each Product, data showing the influence of elevated or decreased temperatures for a certain period of time) in order to allow Siemens to select the appropriate means of transport and storage location.

4.10 Certificate of Analysis. In accordance with the QAA, UBI will provide with each shipment of Product a certificate of analysis, signed by a responsible person duly authorized to certify the quality of such Product, stating the results of UBI’s release specification testing of such Product.

4.11 Siemens Purchasing Rights. It is understood and agreed that Purchase Orders for Product under this Supply Agreement may be submitted directly to UBI by Siemens and its Affiliates, or by other contract manufacturers authorized by Siemens in writing to UBI, and the provisions contained herein shall be equally applicable to said purchases, provided that Siemens shall be fully responsible for the compliance of each such Affiliate or other contract manufacturer with the terms and conditions of this Supply Agreement, including, without limitation, the obligation to make payment for Product supplied hereunder.

4.12 Payment. UBI will submit invoices via Siemens’ online invoicing tool (http://www.iolportal.com/siemens). UBI may submit each invoice upon Delivery of Product covered by such invoice. Siemens shall pay each UBI invoice net *[REDACTED] from receipt of such invoice. The provisions of Section 7.8 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement; provided, however, that, for purposes of this Supply Agreement, all references to “this Agreement” in such Section shall be deemed to refer to this Supply Agreement (and not to the Collaboration Agreement).

4.13 Technical Support.

(a) UBI shall provide reasonable technical Product support and training for Siemens technical support, as contemplated by the Collaboration Agreement, and as further detailed in Exhibit D. *[REDACTED]

(b) The parties acknowledge and agree that Siemens shall be solely responsible for interacting with customers. Siemens shall provide prompt and proficient first, second and third level support (as described below and in Exhibit D attached hereto) for Product and shall handle all customer complaints and inquiries in a professional and workmanlike manner at the cost of Siemens. In order for Siemens to effectively provide support to its customers, UBI will provide Siemens with monthly updates to stability and quality control data and/or any other data that may impact Product performance or customer satisfaction, to be mutually discussed monthly and agreed upon between the parties, according to the process set forth in Exhibit D. For purposes of this Section 4.13, “first level support” shall consist of first line phone support and standard troubleshooting techniques by Siemens; “second level support” shall consist of an elevated level of support over and above first level support and shall include both internal team assignment and on-site troubleshooting by Siemens; and “third level support” shall consist of an elevated level of support beyond second level support and shall include Siemens assigning the matter to one of its regional subject matter experts regarding the problem at issue and onsite trouble-shooting by Siemens.

(c) In the event Siemens experts cannot resolve a service matter and escalation beyond third level support is required, UBI shall advise and consult with Siemens regarding such matter (“fourth level support”) and shall respond to any such escalated service call from Siemens within *[REDACTED] of receiving notice of the matter in accordance with Exhibit D in the case of Priority 1 and Priority 2, and within *[REDACTED] of receiving notice of the matter in accordance with Exhibit D in the case of Priority 3. Fourth level support may include root cause investigation, experimentation, analysis, and confirmatory testing to be

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

done in coordination with Siemens and in accordance with UBI’s Quality Management System. Siemens shall escalate all events deemed as potential Medical Device Reportables (“pMDRs”) to the appropriate regulatory affairs personnel of UBI. Siemens shall be responsible for filing all Medical Device Reportables (“MDRs”) with the appropriate regulatory agencies and will inform UBI of such filings. If an escalated matter is not responded to timely or is not closed out in accordance with Exhibit D by UBI, then upon written request of Siemens the parties shall meet within *[REDACTED] of said request or as otherwise mutually agreed to by the parties to review the issue and create a plan to bring it to resolution. The parties shall also review and improve the escalation procedure to ensure that escalated matters are responded to and closed timely.

4.14 Recalls and Field Corrective Actions.

(a) For purposes of this Section 4.14, the terms “recall” and “field corrective action” shall have the respective meanings set forth in Siemens Procedure GP-003 Version 9.0 effective March 9, 2012 (“GP-003”). In the event that any Product non-conformity or governmental authority may require a recall of Product (a “Recall”), Siemens shall apply GP-003 to determine whether such Recall is appropriate. Siemens shall be solely responsible for the conduct of Recalls and field corrective actions, including all filings, submissions and communications with regulatory agencies and for all customer communications on the matter. Each party shall be solely responsible for any internal costs (e.g., staff time and travel costs) incurred by such party in connection with any Recall. The parties’ respective responsibilities with respect to external expenses (i.e., expenses paid to Third Parties, refunds for recalled Product, replacement Product, and shipping costs for replacement Product) incurred by them in connection with any Recall shall be as set forth below:

(i) *[REDACTED]

(ii) *[REDACTED]

(iii) *[REDACTED]

For the avoidance of doubt, the parties’ respective rights and obligations with respect to failure of Product to conform to the Product Warranty are separate and distinct from the parties’ respective rights and obligations under this Section 4.14(a).

(b) In the event of a Recall, Siemens shall be permitted to inspect, audit and otherwise have access to UBI’s facility records, and personnel in accordance with Article 10 of this Supply Agreement, except that Siemens may perform such an inspection/audit on one week’s prior notice.

5. PRODUCT WARRANTY; ACCEPTANCE AND REJECTION; CLAIMS.

5.1 Product Warranty. UBI warrants to Siemens that: (a) each lot of Product delivered to Siemens hereunder will, at the time of Delivery, have the manufacturing date specified on UBI’s delivery docket for such Product; and (b) each lot of Product delivered to

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Siemens hereunder (1) will, at the time of Delivery and during the Warranty Period (defined below), conform to the applicable Specifications in effect at the time of Delivery (including the minimum shelf-life requirements included in such Specifications) and be free from defects in material and workmanship, and (2) will have been manufactured in compliance with UBI’s obligations under the QAA in effect at the time of Delivery (collectively, the “Product Warranty”). The Product Warranty for a Product shall begin on Delivery and expire on the applicable expiration date for such Product (the “Warranty Period”); provided, however, that the Product Warranty with respect to a Product delivered to Siemens hereunder shall be void (and the Warranty Period shall terminate) if: *[REDACTED].

5.2 Acceptance; Rejection. No later than the first day of the month preceding the Initial Shipment Month, the parties shall establish notification procedures for Product rejections and claims for breach of the Product Warranty. Such notification procedures (rather than the provisions of Section 15.5 hereof) shall apply to all notices and communications required or permitted under this Section 5.2 or under Section 5.3 or Section 5.5, and the terms “notice” and “notify” (and similar terms) as used in this Section 5.2 or in Section 5.3 or Section 5.5 shall be deemed to refer to notification in accordance with such notification procedures. Siemens is entitled to reject any shipment of Product that fails to conform to the Product Warranty at the time of Delivery, provided that Siemens has first taken reasonable steps to confirm that the failure to conform to the Product Warranty did not result from Siemens or the carrier’s failure to handle or transport Product in accordance with Section 4.9 and the Specifications and has provided UBI with written certification that Siemens has taken such steps. In order to reject a shipment of Product (or any portion thereof), Siemens must give written notice to UBI of Siemens’s rejection of such Product within *[REDACTED] after Delivery, which notice shall specify Siemens’s reason(s) for rejection. If no such notice of rejection is received within *[REDACTED] after Delivery, Siemens shall be deemed to have accepted such shipment. (For the avoidance of doubt, notwithstanding Siemens’ acceptance or deemed acceptance of any shipment of Product, Siemens shall have the rights and remedies set forth in Section 5.3 with respect to claims for breach of the Product Warranty.) Within *[REDACTED] of receiving any notice of rejection from Siemens, UBI will respond stating whether (a) it accepts the rejection or (b) it disputes the rejection, in which case the parties will refer such dispute to a mutually acceptable independent third party laboratory. Such independent laboratory shall analyze the applicable Product and shall determine whether such Product conformed or did not conform to the Product Warranty. The parties agree that such laboratory’s determination shall be final and binding upon the parties. The party against whom the independent laboratory rules shall bear the costs of analysis by such independent laboratory, and if such laboratory determines that Siemens’ rejection of Product was incorrect, Siemens will pay for both the initially rejected and replacement Product. Product rejected by Siemens will be returned to UBI at UBI’s request and expense. Within *[REDACTED] of receipt of any notice of rejection, UBI shall supply replacement Product at no additional cost.

5.3 Warranty Claims. If, during the Warranty Period for a Product delivered hereunder, Siemens discovers that such Product fails to conform to the Product Warranty, then, provided Siemens notifies UBI of such non-conformity as promptly as practicable but in any event within *[REDACTED] of Siemens’ discovery of such non-conformity, and in any event

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

prior to *[REDACTED], UBI shall promptly, at Siemens’ sole option, either replace such Product with conforming Product within *[REDACTED] thereafter, or issue Siemens a credit in the amount of the purchase price paid by Siemens for such defective Product; provided, however, that in the case of any claim made pursuant to this Section 5.3 after expiration or termination of this Supply Agreement, UBI shall refund to Siemens the purchase price paid by Siemens for such defective Product. Siemens’ notice to UBI shall include a detailed description of the basis for Siemens’ warranty claim. At UBI’s request and expense, Siemens shall return the defective Product (or such quantity thereof as Siemens has in its possession or control) to UBI. If UBI in good faith disputes the basis for Siemens’ warranty claim, the parties will refer such dispute to a mutually acceptable independent third party laboratory for resolution, and the costs of such laboratory’s analysis shall be borne by the non-prevailing party, in each case, as described in Section 5.2, mutatis mutandis. Except as expressly set forth in Sections 4.13 and 4.14 and Article 12 of this Supply Agreement and Article 17 of the Collaboration Agreement, this Section 5.3 and Section 5.2 above collectively set forth Siemens’ exclusive remedy, and UBI’s sole liability, for delivery of any lot of Product (or portion thereof) that fails to conform to the Product Warranty; provided, however, that the foregoing shall not be construed to limit Siemens’ rights or UBI’s obligations hereunder with respect to Failures to Supply or Persistent Supply Failure (e.g., under Section 3.15, 3.21 or 8.3(c)).

5.4 Product Inspection. Siemens, at its option and upon reasonable prior notice to UBI, shall have the right to inspect any and all Product at UBI’s facility to ensure conformity to the Product Warranty. Such inspections may be made no more frequently than once every six months, or in the event of a Recall.

5.5 HHS Warranty. Siemens warrants to UBI that all HHS-Supplied Material delivered to UBI hereunder will, at the time of delivery to UBI, conform to the mutually-agreed specifications for such HHS-Supplied Material in effect at the time of such delivery, including the minimum shelf-life requirements included in such specifications (collectively, the “HHS Warranty”).

6. FORCE MAJEURE.

Neither party shall be liable for any failure to perform, or delay in performing, hereunder by reason of any event beyond such party’s reasonable control, including, without limitation, acts of God, acts of a public enemy, war, civil unrest, acts of terrorism, acts of the governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, quotas, embargoes, acts of any person engaged in subversive activity or sabotage, fires, floods, earthquakes, other natural forces, explosions, accidents or other catastrophes, epidemics, quarantine restrictions, strikes or other labor stoppages, slowdowns or disputes, lack or failure of transportation facilities, or lack or failure of supply of raw materials, or any other event similar to those enumerated above (“Force Majeure”), provided, that (i) the affected party shall keep the other party fully informed as to any events likely to result in failure to perform hereunder, and (ii) the affected party shall use all commercially reasonable efforts to overcome such Force Majeure.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7. END-OF-LIFE OR DISCONTINUATION OF MANUFACTURE; NOTIFICATIONS.

7.1 Intent to Discontinue Manufacture. UBI agrees to supply all Products subject to the terms and conditions of this Supply Agreement throughout the Term. In the event that UBI intends to discontinue manufacture of all Products, UBI shall provide Siemens with as much notice as reasonably practicable under the circumstances, but no less than *[REDACTED] notice, and the parties shall develop a plan to transfer the Manufacturing Know-How and responsibility to Siemens for all Products in accordance with the second paragraph of Section 3.21, mutatis mutandis; provided, however, that, in such case, *[REDACTED]. In such event, Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to the Products only for so long as such licenses remain in effect, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement.

7.2 End-of-Life Mitigation Process and Strategy. UBI shall at all times maintain and keep Siemens advised of its end of life mitigation process and strategy for CRMs. If UBI is notified by suppliers and distributors of the end of availability of a given CRM due to obsolescence or manufacturing changes, UBI will notify Siemens promptly in writing with attached documentation from the supplier or distributor supporting the notification. UBI will use commercially reasonable efforts to work with suppliers and distributors of CRMs to give no less than *[REDACTED] advance written notice of end-of-life decisions to Siemens, and to *[REDACTED].

7.3 *[REDACTED]

7.4 *[REDACTED]

8. TERM AND TERMINATION.

8.1 Term. This Supply Agreement shall be effective from the Effective Date and shall extend for a term of 10 years from the Effective Date (“Initial Term”). Upon 24 months’ written notice before the end of the Initial Term, Siemens may extend the Initial Term by five (5) years (“Extended Term”). For purposes of this Supply Agreement, “Term” shall mean the Initial Term and, if any, the Extended Term, together with any extension made pursuant to Section 8.2.

8.2 Additional Extension. If, during the last three (3) years of the Initial Term or Extended Term, UBI delivers notice to Siemens pursuant to Section 7.3 or Section 7.4 of this Supply Agreement, Siemens may extend the Initial Term or Extended Term, as applicable, to end not sooner than three (3) years from the date that Siemens was so notified, provided that in no event may Siemens extend the Term pursuant to this Section 8.2 beyond the 18th anniversary of the Effective Date.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

8.3 Termination.

(a) At Will. Either party may terminate this Supply Agreement prior to expiration of the Initial Term or Extended Term with 42 months’ prior written notice to the other party. In the event of termination of this Supply Agreement by UBI pursuant to this Section 8.3(a):

(i) the parties shall develop a plan to transfer the Manufacturing Know-How and responsibility to Siemens in accordance with the second paragraph of Section 3.21, mutatis mutandis; provided, however, that, in such case, *[REDACTED]; and

(ii) Siemens shall have the right to use the Manufacturing Know-How solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, for so long as such licenses remain in effect, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement.

(b) For Material Breach. Either party may terminate this Supply Agreement prior to expiration of the Initial Term or Extended Term upon written notice to the other party if the other party is in material breach of this Supply Agreement and has not cured such breach within 120 days (or 60 days with respect to any payment breach) after notice from the terminating party specifying the nature of such breach and requiring remedy of the same. Any such termination shall become effective at the end of such 120-day (or 60-day with respect to any payment breach) period, unless the breaching party has cured such breach prior to the end of such period. Any right to terminate under this Section 8.3(b) shall be stayed and the cure period tolled in the event that, during any cure period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 14 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article14. In the event of termination of this Supply Agreement by Siemens pursuant to this Section 8.3(b), Siemens shall be permitted to use UBI’s Manufacturing Know-How to manufacture, or to enable an Affiliate or Third Party to manufacture, Products solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement and subject to the jurisdiction limitations of Section 8.3(c)(ii) below. Unless otherwise agreed by the parties in writing, *[REDACTED].

(c) For Persistent Supply Failure. In the event of Persistent Supply Failure:

(i) Siemens may, at its discretion, either terminate this Supply Agreement or work with UBI to resolve the cause(s) of the Persistent Supply Failure, until such time as it is cured to Siemens’ satisfaction or Siemens determines that cure is not reasonably feasible.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(ii) whether or not Siemens terminates this Supply Agreement, Siemens shall be permitted to use UBI’s Manufacturing Know-How to manufacture, or to enable an Affiliate or Third Party to manufacture, Product solely for the purpose of exercising the licenses granted to Siemens pursuant to Section 8.1.1(c) of the Collaboration Agreement as applicable to Products only, subject to the terms and conditions of the Collaboration Agreement, including, without limitation, the obligation to pay Per-Strip Fees and bonus payments to UBI in accordance with Sections 7.2 and 7.3, respectively, of the Collaboration Agreement; provided, however, that, unless otherwise agreed by the parties in writing, *[REDACTED]:

(1) *[REDACTED];

(2) *[REDACTED]; or

(3) *[REDACTED];

(iii) *[REDACTED]; and

(iv) *[REDACTED].

8.4 Effect of Expiration or Termination. Neither expiration nor termination of this Supply Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Supply Agreement preclude either party from pursuing all rights and remedies it may have under this Supply Agreement, at law or in equity, with respect to breach of this Supply Agreement. Sections 2.3, 3.5, 3.10, 3.22 (second paragraph only), 4.4, 4.12, 4.14, 8.4, 15.1, 15.2, 15.3, 15.4, 15.5, 15.6, 15.8, 15.9, 15.10, 15.11 and 15.13 and Articles 1, 9, 10 (second and third paragraphs only), 12, 13 and 14 of this Supply Agreement shall survive any expiration or termination of this Supply Agreement.

In addition:

(a) Sections 5.1, 5.2 and 5.3 shall survive expiration or termination of this Supply Agreement solely with respect to Product delivered pursuant to Purchase Orders issued and accepted during the Term;

(b) any right to use Manufacturing Know-How granted pursuant to Section 3.6(b), Section 3.6(c), Section 3.21 or Section 7.1 prior to expiration or termination shall survive expiration or termination of this Supply Agreement in accordance with its terms, except in the case of termination of this Supply Agreement by UBI pursuant to Section 8.3(b), in which event any right to use Manufacturing Know-How granted pursuant to Section 3.6(b), Section 3.6(c), Section 3.21 or Section 7.1 prior to expiration or termination shall terminate and be of no further force or effect. If any right to use Manufacturing Know-How granted pursuant to Section 3.6(b), Section 3.6(c), Section 3.21 or Section 7.1 prior to expiration or termination survives expiration or termination of this Supply Agreement in accordance with the preceding sentence, then the last sentence of Section 3.13 shall also survive such expiration or termination in accordance with its terms; and

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c) any right to use Manufacturing Know-How granted pursuant to Section 8.3(a), Section 8.3(b) or Section 8.3(c) shall survive expiration or termination of this Supply Agreement in accordance with its terms.

9. CONFIDENTIALITY.

The parties acknowledge and agree that any information and data, including, but not limited to, any kind of business, commercial or technical information and data disclosed by one party to the other party in connection with this Supply Agreement, irrespective of the medium in which such information or data is embedded, which is, when disclosed in tangible form, marked “Confidential” by the disclosing party or which is, when disclosed orally or visually, identified as such prior to disclosure and summarized in writing by the disclosing party and said summary is given to the receiving party within 30 days after such disclosure marked “Confidential,” shall constitute “Confidential Information” of the disclosing party for purposes of the Collaboration Agreement, including, without limitation, Article 10 thereof, except that *[REDACTED]. The provisions of Sections 10.1 to 10.4 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement and shall apply in analogy to Confidential Information disclosed under this Supply Agreement, except that *[REDACTED].

10. RIGHT OF INSPECTION; REGULATORY AUDITS.

Siemens or, at Siemens’ option, a Third Party engaged by Siemens operating under a confidentiality agreement acceptable to UBI, shall have the right, upon at least *[REDACTED] prior notice and during normal business hours, to visit UBI’s facilities to conduct evaluations and review the performance of UBI’s manufacturing operations relating to Product to assess UBI’s compliance with this Supply Agreement and the QAA; provided, however, that the applicable notice period in the event of an inspection deemed reasonably necessary for cause, such cause including but not limited to a Recall, Persistent Supply Failure, or breach of Product Warranty, shall be two weeks. Such right may be exercised no more than once per year, unless circumstances arise that reasonably require additional inspection and/or audit, such as a Recall, Persistent Supply Failure, or breach of Product Warranty. Siemens shall also have the right, at reasonable intervals and upon reasonable prior written notice to UBI, to meet with UBI personnel and review development, production, process, and quality records relevant to the subject matter in this Supply Agreement subject to the confidentiality provisions of this Supply Agreement. In addition, in the event of a Major Change pursuant to Section 3.7, Siemens may, at its sole discretion and expense, conduct an additional audit of UBI’s processes and/or facilities upon reasonable advance notice and during normal business hours.

UBI will permit governmental and/or regulatory body audits with *[REDACTED] prior notice. UBI shall comply with all governmental, administrative and other approvals, registrations, licenses, permits and other authorizations applicable to the manufacture of Product, and Siemens shall comply with all governmental, administrative and other approvals, registrations, licenses, permits and other authorizations applicable to the marketing of Product.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

UBI will provide Siemens with copies of any FDA Form 483 notices of adverse findings, regulatory letters or similar communications it receives from any Regulatory Authority setting forth adverse findings or non-compliance with applicable laws, regulations or standards relating to the Products supplied by UBI within 10 days of UBI’s receipt of such communication, provided that UBI may redact from such copies proprietary information of UBI or any Third Party that does not relate to Products.

11. INSURANCE.

UBI will, at its own expense, maintain during the Term a commercial general liability insurance policy with minimum coverage of $*[REDACTED] per occurrence and $*[REDACTED] aggregate. UBI shall obtain and maintain workers’ compensation insurance as required under applicable law. UBI shall provide Siemens, upon request, with a certificate of insurance evidencing such coverage.

12. INDEMNIFICATION.

The provisions of Article 17 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement; provided, however, that, for purposes of this Supply Agreement, all references to “this Agreement” in Sections 17.1 and 17.2 of the Collaboration Agreement shall be deemed to refer to this Supply Agreement (and not to the Collaboration Agreement). For purposes of clarification, each party shall be entitled to indemnification for an aggregate of 100% of its actual indemnifiable Losses under this Supply Agreement and the Collaboration Agreement together (i.e., neither party shall be entitled to any double recovery by virtue of a particular item of Losses being indemnifiable under both this Supply Agreement and the Collaboration Agreement).

13. DISCLAIMER; LIMITATION OF LIABILITY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SUPPLY AGREEMENT OR IN THE COLLABORATION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, IN CONNECTION WITH THIS SUPPLY AGREEMENT; provided, however, that this Article 13 shall not be construed to limit either party’s indemnification obligations under Article 12. In addition, and notwithstanding any other provision of this Supply Agreement to the contrary, *[REDACTED].

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14. DISPUTE RESOLUTION.

The parties agree that any dispute arising under or relating to the parties’ rights and obligations under this Supply Agreement shall be resolved in accordance with Article 14 of the Collaboration Agreement, and the provisions of Article 14 and Annex 14.1 of the Collaboration Agreement are hereby incorporated by reference in this Supply Agreement.

15. GENERAL PROVISIONS.

15.1 Complete Agreement. This Supply Agreement, including the Exhibits attached hereto and made a part of this Supply Agreement, together with the Collaboration Agreement (as modified and supplemented by this Supply Agreement), the letter agreement referred to in the Collaboration Agreement, and the HHS Letter, is the entire agreement of the parties relating to the manufacture and supply of Product, and the terms and conditions of this Supply Agreement supersede and replace any previous discussions, negotiations, terms and conditions, written or oral, between UBI and Siemens relating to the manufacture and supply of Product, excluding the Collaboration Agreement and the HHS Letter, which shall remain in full force and effect in accordance with their respective terms. In the event of any conflict between the provisions of this Supply Agreement and any Exhibit hereto, the provisions of this Supply Agreement shall control.

15.2 Governing Law. The construction, validity and performance of this Supply Agreement shall be governed by the laws of the State of New York, USA, without regard to conflicts of laws principles. The application of the United Nations Convention for the International Sale of Goods is hereby excluded.

15.3 Assignment. Except as expressly provided hereunder, neither this Supply Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may transfer its rights and obligations under the Supply Agreement, without the other party’s consent, (a) in connection with the transfer or sale to a Third Party of all or substantially all of the business of such party to which the Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate of such party, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate; and, in each case, the assigning party shall provide prompt notice to the other party of any such assignment. The rights and obligations of the parties under this Supply Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.3. Any assignment not in accordance with this Supply Agreement shall be void.

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.4 Severability. The provisions of this Supply Agreement are severable and in the event that one or more of such provisions shall be held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect so long as the absence of the severed provision does not frustrate the purpose of this Supply Agreement.

15.5 Notices. Other than Purchase Orders issued and invoices submitted under this Supply Agreement and notices submitted pursuant to Article 5 of this Supply Agreement, any legal notice required or permitted to be given under this Supply Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient. For the avoidance of doubt, notice may not be given by electronic communication.

In the case of notices to Siemens:

Siemens Healthcare Diagnostics Inc.

511 Benedict Avenue

Tarrytown, New York 10591-5007

For the attention of: Law and Patents

Fax: +1 914 524 3594

with a copy to:

Siemens Healthcare Diagnostics Inc.

2 Edgewater Drive

Norwood, MA 02062

For the attention of: Purchasing Manager

Fax: +1 781-269-3115

In the case of notices to UBI:

Universal Biosensors Pty. Ltd.

1 Corporate Avenue

Rowville, Victoria 3178

Australia

Attention: Chief Executive Officer

Fax: +61 3 9213 9099

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

USA

Attention: Jane K. Adams

Fax: +1 (858) 550-6420

15.6 Other Agreements. Expiration or termination of this Supply Agreement shall not affect or diminish in any way either party’s rights, duties or obligations under any other agreements between the parties, including, without limitation, the Collaboration Agreement.

15.7 Representations. Each party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) it has full corporate or other power and authority to enter into this Supply Agreement, and is duly authorized to execute and deliver this Supply Agreement and to perform its obligations hereunder; and (c) this Supply Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.8 Waiver. The failure or delay by a party in enforcing any provision of, or exercising any right or remedy under, this Supply Agreement shall not constitute a waiver of that provision, right or remedy, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision, right or remedy shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

15.9 No Agency. Siemens and UBI are independent contractors and neither is the agent or representative of the other. The relationship between Siemens and UBI based on this Supply Agreement shall remain that of independent contractor and nothing herein shall create or imply any relationship or agreement of joint venture, partnership, franchise, or hire. NEITHER PARTY HAS AUTHORITY TO ASSUME OR CREATE ANY OBLIGATIONS ON THE OTHER’S BEHALF, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR OTHERWISE. Without limiting the generality of the foregoing, neither party shall make any representation, guarantee or warranty on the other party’s behalf. Neither party shall use the other party’s company name, trademarks, trade names, logos, artwork designs or abbreviations thereof in any way.

15.10 Publication. Except as permitted by Article 9 hereof, neither party shall disclose the terms of this Supply Agreement to any Third Party, or the nature or existence of the relationship of the parties in connection with this Supply Agreement, without first obtaining the written consent of the other party.

15.11 Interpretation. The headings of clauses contained in this Supply Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Supply Agreement, or have any effect on its interpretation or construction. All references in this Supply Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Supply Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Supply Agreement to any subsection shall include all paragraphs in such subsection. Ambiguities and uncertainties in this Supply Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Supply Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Supply Agreement shall be in the English language.

15.12 Counterparts. This Supply Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

15.13 Amendment. This Supply Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by duly authorized representatives of the parties.

15.14 Exhibits. The Exhibits attached to and made part of this Supply Agreement are as follows:

EXHIBIT A	*[REDACTED]

EXHIBIT B	Price Tiers

EXHIBIT C	Quality Assurance Agreement (QAA)

EXHIBIT D	Service and Support Escalation Levels Defined

EXHIBIT E	Siemens Declarable Substances

EXHIBIT F	Listed Companies

EXHIBIT G	Calibration

EXHIBIT H	Code of Conduct and Corporate Responsibility

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to sign this Supply Agreement in any number of counterparts, effective as of the Effective Date.

SIEMENS HEALTHCARE DIAGNOSTICS INC.	UNIVERSAL BIOSENSORS PTY LTD.

/s/ A. M. COOMEY Signature A. M. Coomey Printed Siemens H Dx COO Title 9/17/2012 Date	/s/ PAUL WRIGHT Signature Paul Wright Printed CEO Title 20 September 2012 Date

/s/ WOLFGANG WRUMNIG Signature Wolfgang Wrumnig Printed CFO Title 9/18/2012 Date

/s/ DAVID STEIN Signature David Stein Printed CEO POC Title 9/19/12 Date

EXHIBIT A

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

Price Tiers

Price Tiers:

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

SIEMENS HEALTHCARE DIAGNOSTICS QUALITY ASSURANCE AGREEMENT

See attached.

SIEMENS HEALTHCARE DIAGNOSTICS

SIEMENS HEALTHCARE DIAGNOSTICS QUALITY ASSURANCE AGREEMENT

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIEMENS HEALTHCARE DIAGNOSTICS

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIEMENS HEALTHCARE DIAGNOSTICS

SIGNATURE PAGE

Upon signing this Quality Assurance Agreement, both parties have reviewed and agreed upon the above stated Terms as final, the signing of this document constitutes a binding contract. It is further expected that the Supplier’s quality system has been established to ensure that all Siemens requirements are understood and are being met.

Siemens Healthcare Diagnostics			Siemens Healthcare Diagnostics

	Supply Chain Management		RA/QS Management

By:		By:

Name:		Name:

Title::		Title:

Date:		Date:

	Universal Biosensors Pty Ltd.		Universal Biosensors Pty Ltd.

	Operations Management (Top most level of authority for the site)		RA/QA Management (Highest ranking Quality position for the site)

By:	/s/ PAUL WRIGHT	By:	/s/ ADRIAN OATES

Name:	Paul Wright	Name:	Adrian Oates

Title::	CEO	Title:	VP Quality & Reg. Affairs

Date:	20 September 2012	Date:	20 September 2012

EXHIBIT D

Service and Support Escalation Levels Defined

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit E

SIE

MENS DECLARABLE SUBSTANCES

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT F

Listed Companies

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT G

Summary of Proposed Calibration Value Assignment Process

and Traceability to WHO

*[REDACTED]

*   Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT H

Code of Conduct for Siemens Suppliers

Siemens Corporate Responsibility

A fundamental and central part of Siemens’ strategy is safeguarding the future success of Siemens and its business partners. Through a focus on Corporate Responsibility, Siemens is committing to address economic, social, ethical and environmental issues in its policies and practices. In furtherance of the foregoing: (A) SUPPLIER shall comply with the principles and requirements of the “Code of Conduct for Siemens’ Suppliers” attached, (here in after the “Code of Conduct”). (B) SUPPLIER will provide Siemens within reasonable time after such request with a written self assessment as reasonably required by Siemens. (C) SUPPLIER agrees that Siemens or a third party appointed by Siemens may on reasonable notice carry out inspections (audits) on SUPPLIER’s premises to verify their compliance with the Code of Conduct. (D) SUPPLIER confirms that they will use commercially reasonable efforts to forward the contents of the Code of Conduct to their suppliers and to convince them to meet the principles and requirements of this Code of Conduct.

Commercial Supply Chain

Siemens supports internationally recognized initiatives to secure the commercial supply chain (e.g., C-TPAT, WCO SAFE Framework of Standards) so as to assure freight and or merchandise is not compromised contrary to law. Therefore, SUPPLIER must implement reasonable security control standards to ensure integrity and correctness of merchandise and accompanying commercial documentation relative to the Siemens transaction. SUPPLIER must reasonably address the following disciplines when delivering merchandise to the Buyer.

Procedural Security: Procedures should be in place to protect against un-manifested materials being introduced into the supply chain.

Physical & Access Security: SUPPLIER’s facilities should be safeguarded to resist unlawful entry and protect against outside intrusion. Adequate measures should be considered for positively identifying employees, visitors, and vendors and to prevent unauthorized access to information technology systems.

Education and Training Awareness: A security awareness program should be provided to employees covering cargo integrity, determining and addressing unauthorized access and communication protocols for notifying policing agencies when suspected or known illegal activities are present.

Conveyance Security: SUPPLIER should implement reasonable steps to protect against the introduction of unauthorized personnel and materials in conveyance (e.g., containers, trucks, drums, etc.) destined to Siemens.

If as a result of facilitating a shipment to Siemens, SUPPLIER suspects a supply chain security breach or concern after the dispatch from its facility, SUPPLIER is obligated to notify Siemens immediately.

Code of Conduct for Siemens Healthcare Diagnostics Suppliers

This Code of Conduct defines the basic requirements placed on Siemens’ suppliers of goods and services concerning their responsibilities towards their stakeholders and the environment. Siemens reserves the right to reasonably change the requirements of this Code of Conduct due to changes of the Siemens Compliance Program. In such event Siemens expects the Vendor to accept those reasonable changes.

The Vendor declares herewith:

Legal compliance:

•	to comply with the laws of the applicable legal system(s).

Prohibition of corruption and bribery:

•

to tolerate no form of and not to engage in any form of corruption or bribery, including any payment or other form of benefit conferred on any government official for the purpose of influencing decision making in violation of law.

Respect for the basic human rights of employees:

•

to promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, social background, disabilities, sexual orientation, political or religious conviction, sex or age;

•	to respect the personal dignity, privacy and rights of each individual;

•	to refuse to employ or make anyone work against his will;

•	to refuse to tolerate any unacceptable treatment of employees, such as mental cruelty, sexual harassment or discrimination;

•	to prohibit behavior including gestures, language and physical contact, that is sexual, coercive, threatening, abusive or exploitative;

•	to provide fair remuneration and to guarantee the applicable national statutory minimum wage;

•	to comply with the maximum number of working hours laid down in the applicable laws;

•	to recognize, as far as legally possible, the right of free association of employees and to neither favor nor discriminate against members of employee organizations or trade unions.

Prohibition of child labor:

•	to employ no workers under the age of 15 or, in those countries subject to the developing country exception of the ILO Convention 138, to employ no workers under the age of 14.

Health and Safety of employees:

•	to take responsibility for the health and safety of its employees;

•	to control hazards and take the best reasonably possible precautionary measures against accidents and occupational diseases;

•	to provide training and ensure that employees are educated in health and safety issues; to set up or-use an occupational health & safety management system according to OHSAS 18001 or equivalent.

Environmental protection:

•	to act in accordance with the applicable statutory and international standards regarding environmental protection;

•	to minimize environmental pollution and make continuous improvements in environmental protection;

•	to set up or-use an environmental management system according to IS0 14001 or equivalent.

Supply Chain:

•	to use best efforts to promote among its suppliers compliance with this Code of Conduct;

•	to comply with the principles of non discrimination with regard to supplier selection and treatment